EXHIBIT 5.1

May 21, 2015

PhotoMedex, Inc.
100 Lakeside Drive, Suite 100
Horsham, PA 19044

Re:            PhotoMedex, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Nevada counsel to PhotoMedex, Inc., a Nevada corporation (the "Company"), in connection with the Company's filing of a registration statement on Form S-8 (the "Registration Statement") to be filed for the purpose of registering an aggregate Three Million Two Hundred and Fifty Thousand (3,250,000) shares of the Company's common stock, par value $0.01 per share (the "Shares"). The Shares registered for sale consist of Three Million (3,000,000) additional shares of the Company's common stock (the "ECP Shares") issuable pursuant to the PhotoMedex, Inc. 2005 Equity Compensation Plan (the "2005 ECP") and Two Hundred and Fifty Thousand (250,000) additional shares of the Company's common stock (the "Director Plan Shares") issuable pursuant to the PhotoMedex, Inc. Amended and Restated 2000 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan" and collectively with the 2005 ECP, the "Plans").

We have examined the Plans and other instruments, documents and corporate actions of the Company that we deem necessary and relevant for the purpose of this opinion. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the Shares.

In connection with rendering the opinion set forth herein, we have assumed (i) that all information contained in all documents reviewed by us is true and correct; (ii) that all signatures on all documents examined by us are genuine; (iii) that all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents and have not been and will not be altered or amended in any respect; (iv) the legal capacity and competency of all natural persons; (v) that all shares of common stock will be issued in accordance with the terms of the Plans and in compliance with applicable federal and state securities laws; and (vi) that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.
Based on the foregoing, we are of the opinion that, under Nevada law,

i.	the ECP Shares, upon issuance, delivery and payment thereof in accordance with the 2005 ECP, will be validly issued, fully paid and non-assessable; and
ii.	the Director Plan Shares, upon issuance, delivery and payment thereof in accordance with the Non-Employee Director Plan, will be validly issued, fully paid and non-assessable.
The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. The foregoing opinion is limited to the State of Nevada, including all applicable provisions of the Nevada Revised Statutes. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of the State of Nevada as presently in effect.

We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and it is not to be relied upon for any other purpose. In giving such consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Jolley Urga Woodbury & Little